Exhibit 10.14
FIFTH AMENDMENT TO LEASE AGREEMENT

     THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”), made and entered into as of the 23 day of June, 2005, by and between CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company (“Landlord”), and OUTBACK STEAKHOUSE, INC., a Delaware corporation (“Tenant”);

W I T N E S S E T H  T H A T:

WHEREAS, Crescent Resources, Inc. (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated September 10, 1998, as amended by that certain First Amendment to Lease Agreement dated June 14, 1999, as further amended by that certain Second Amendment to Lease dated October 19, 2001, as further amended by that certain Addendum to Second Amendment to Lease dated October 31, 2001, as further amended by that certain Third Amendment to Lease Agreement dated December 31, 2003, as further amended by that certain Addendum to the Third Amendment to Lease Agreement dated March 24, 2004, and as further amended by that certain Fourth Amendment to Lease Agreement dated March 21, 2005 (the “Fourth Amendment”) (collectively, the “Lease”), for certain premises in the building known as Corporate Center One at International Plaza and located at 2202 North Westshore Boulevard, Tampa, Florida (the “Building”), consisting of 16,498 square feet of Premises Net Rentable Area located on the third (3rd) floor known as Suite 380 (the “3rd Floor Space”) of the Building, 24,856 square feet of Premises Net Rentable Area located on the fourth (4th) floor known as Suite 470 (the “4th Floor Space”) of the Building, 68,342 square feet of Premises Net Rentable Area located on the fifth (5th) floor known as Suite 500 (the “5th Floor Space”) of the Building, 31,601 square feet of Premises Net Rentable Area located on the sixth (6th) floor known as Suite 600 (the “6th Floor Space”) of the Building, and pursuant to the provisions of the Fourth Amendment, a commitment for 37,139 square feet of Premises Net Rentable Area located on the sixth (6th) floor known as Suite 600 (collectively, the “Premises”);

WHEREAS, Landlord is the successor-in-interest to Original Landlord;

WHEREAS, Landlord and Tenant have agreed to an expansion of the Premises to include 11,163 square feet of Net Rentable Area on the fourth (4th) floor as more particularly described on Exhibit A attached hereto (the “44h Floor Expansion Space”); and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Premises and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.
Grant of 4th Floor Expansion Space. As of the 4th Floor Expansion Space Effective Date (as defined below), Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the 4th Floor Expansion Space. As of the 4th Floor

Expansion Space Effective Date, the 4th Floor Expansion Space shall be subject to all the terms and conditions of the Lease, as amended hereby, and all references in the Lease to the “Premises” shall be deemed to include the 4th Floor Expansion Space.

2.	Terms of 4th Floor Expansion. The Lease is hereby amended by adding the 4th Floor Expansion Space as part of the Premises, subject to the following terms and conditions:

a.
4th Floor Expansion Space Term. The 4th Floor Expansion Space shall be added as part of the Premises for all purposes, except as set forth herein, effective as of the earliest to occur of: (i) January 1, 2007, so long as the 4th Floor Expansion Space Tender Date (as defined below) has occurred on or before November 1, 2006, (ii) the date Tenant commences beneficial occupancy of the 4th Floor Expansion Space, or (iii) sixty (60) days after the 4th Floor Expansion Space Tender Date (the “4th Floor Expansion Space Effective Date”) provided that Tenant has notified Landlord pursuant to the terms below. The Lease Term with respect to the 4th Floor Expansion Space shall be coterminous with that of the Lease Term for the 4th Floor Space, the 5th Floor Space and the 6th Floor Space and shall therefore expire on March 31, 2014.

At Tenant’s election, Tenant shall have the right to lease the 4th Floor Expansion Space early, at any time from and after August 1, 2006 until October 31, 2006 (the “Early Turnover Period”), by notifying Landlord of the date (the “Early Turnover Date”) during the Early Turnover Period that Tenant desires for Landlord to turnover the 4th Floor Expansion Space during the Early Turnover Period by providing Landlord with one hundred ninety-five (195) days’ prior written notice prior to the Early Turnover Date. Notwithstanding the foregoing, Tenant acknowledges that the 4th Floor Expansion Space is currently leased by Somerset Pharmaceuticals, Inc. (“Somerset”), until no later than October 31, 2006. If Tenant timely elects to lease the 4th Floor Expansion Space during the Early Turnover Period, Landlord agrees to recapture the 4th Floor Expansion Space from Somerset in accordance with the terms of the lease agreement by and between Landlord and Somerset.

b.
4th Floor Expansion Space Rent. From and after the 4th Floor Expansion Space Effective Date, Base Rental with respect to the 4th Floor Expansion Space only shall be as follows, which amounts shall be paid simultaneously with Tenant’s payment of Base Rental for the remaining Premises and which payments shall also be accompanied by the applicable sales tax:

Month of Lease Term	Base Rental Per Rentable Square Foot	Annual Base Rental	Monthly Base Rental
Early Turnover Period	$25.50*	$284,656.50*	$23,721.38*
01/01/07 - 12/31/07	$26.14	$291,800.82	$24,316.74
01/01/08 - 12/31/08	$26.79	$299,056.77	$24,921.40
01/01/09 - 12/31/09	$27.46	$306,535.98	$25,544.67
01/01/10 - 12/31/10	$28.15	$314,238.45	$26,186.54
01/01/11 - 12/31/11	$28.85	$322,052.55	$26,837.71
01/01/12 - 12/31/12	$29.57	$330,089.91	$27,507.49
01/01/13 - 12/31/13	$30.31	$338,350.53	$28,195.88
01/01/14 - 03/31/14	$31.07	$86,708.61 (3 months)	$28,902.87

* if applicable pursuant to the terms of Paragraph 2a. hereof

c.
4th Floor Expansion Space Basic Costs. As of the 4th Floor Expansion Space Effective Date and continuing thereafter through March 31, 2014, Tenant shall pay all Additional Rent and any other sums due and payable under the Lease for the 4th Floor Expansion Space, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease, except that as of the 4th Floor Expansion Space Effective Date, the Basic Costs Expense Stop and the Real Estate Tax Expense Stop for the 4th Floor Expansion Space only shall be the actual Basic Costs and Real Estate Taxes incurred during calendar year 2005. Tenant’s payment of Excess Basic Costs for the 4th Floor Expansion Space as provided in Paragraph 7 of the Lease shall commence in calendar year 2006 and shall be prorated for the calendar year commencing on the 4th Floor Expansion Space Effective Date. Tenant acknowledges that the Premises Electrical Expense Stop is seventy cents ($0.70) per square foot of Net Rentable Area is a component of the Basic Costs Expense Stop and that Tenant is obligated to pay electrical expenses exceeding the Premises Electrical Expense Stop pursuant to Paragraph 14 of the Lease. The Basic Costs Expense Stop, including the Real Estate Tax Expense Stop, for the Premises, excluding the 4th Floor Expansion Space, shall remain as set forth in the Lease.

d.
4th Floor Expansion Space Improvements. As of the 4th Floor Expansion Space Tender Date, Tenant hereby accepts the 4th Floor Expansion Space “AS IS” and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 4th Floor Expansion Space or make any alterations or additions thereto. Notwithstanding the foregoing, Landlord agrees to provide Tenant with a tenant improvement allowance of Eight and 00/100 Dollars ($8.00) per square foot of Net Rentable Area of the 4th Floor Expansion Space (i.e., $8.00 x 11,163 rsf = $89,304.00) (the “4th Floor Space Allowance”) to use towards the costs of Tenant’s improvements (the “4th Floor Costs”) hereunder, which 4th Floor Space

Allowance shall be paid within thirty (30) days of the 4th Floor Expansion Space Effective Date. Any construction performed by Tenant under this Amendment shall be performed in accordance with Exhibit B attached hereto and incorporated herein by this reference. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of the tenant improvements to the 4th Floor Expansion Space shall be the sole responsibility of Tenant.

e.
Early Access to 4th Floor Expansion Space. Landlord shall deliver possession of the 4th Floor Expansion Space to Tenant on or about November 1, 2006, to allow Tenant to construct its improvements to the 4th Floor Expansion Space so long as Tenant’s early occupancy does not interfere with Landlord, the Building or other tenants in the Building. The date that Landlord actually tenders such space to the Tenant is referred to herein as the “4th Floor Expansion Space Tender Date”. Tenant’s early possession of the 4th Floor Expansion Space shall be upon all of the terms and conditions of the Lease, except Tenant shall pay no rent with respect to such early possession period until the 4th Floor Expansion Space Effective Date.

3.
Contingency. The parties’ rights and obligations hereunder as they pertain to the Early Turnover Period with respect to the 4th Floor Expansion Space are contingent upon Landlord entering into an amendment with Somerset (the “Somerset Amendment”). If the Somerset Amendment is not executed simultaneously with the execution of this Amendment or fails to be effective for any reason, then the parties’ rights and obligations hereunder with respect to the Early Turnover Period only with respect to the 4th Floor Expansion Space shall be null and void and of no further force or effect.

4.
Reserved Parking. Notwithstanding the provisions of Paragraph 15 of the Lease or PAragraph 6 of the third Amendment with respect to the reserved parking spaces provided to Tenant as part of the five (5) parking spaces per 1,000 square feet of Net Rentable Area leased by Tenant, upon full execution of this Amendment, Landlord shall provide Tenant with a total of forty (40) covered, reserved parking spaces at no additional cost to tenant in a location determined by Landlord in its sole discretion.  The foregoing allocation to Tenant of reserved parking spaces shall be in lieu of, and not in addition to, all present allocations of reserved parking spaces to Tenant pursuant to the Lease.  Upon the effective date of the second expansion of the 6th Floor Space and any subsequent expansion of the Premises, in lieu of all other allocations of reserved parking spaces to tenant pursuant to the Lease, Tenant shall have the right to use one (1) covered, reserved parking space for each 2,250 square feet of Net Rentable Area leased by Tenant at no additional cost, in accordance with the terms and provisions of Paragraph 15 of the Lease.

5.
Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Crescent Resources, LLC who represented Landlord and CLW Real

Estate Services Group, Inc. who represented Tenant in the negotiating or making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, sharehold-ers and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Premises or the 4th Floor Expansion Space or claiming to have caused Tenant to enter into this Amendment.

6.
Ratification of Lease. Tenant hereby affirms that as of the date hereof the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of Landlord’s obligations accrued to date have been performed. Tenant hereby ratifies the provisions of the Lease on behalf of itself and its successors and assigns and agrees to attorn and be bound to Landlord and its successors and assigns as to all of the terms, covenants and conditions of the Lease as amended hereby. Tenant further agrees to fulfill all of its obligations under the Lease as amended hereby to Landlord throughout the remainder of the Lease Term.

7.
No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

8.	Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

9.	Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

10.	Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

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    IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:

Signed, sealed and delivered		CRESCENT BROOKDALE
in the presence of:		ASSOCIATES, LLC,a Georgia
limited liability company
/s/ Mary Ganz

Print Name:	Mary Ganz	By:	/s/ Fred H. Henritze

/s/ Debbie Noble		Name:	Fred H. Henritze

Print Name:	Debbie Noble	Title:	Executive Vice President

TENANT:

Signed, sealed and delivered		OUTBACK STEAKHOUSE, INC.,
in the presence of:		a Delaware corporation

/s/ James P. Garvey

Print Name:	James P. Garvey	By:	/s/ A. William Allen, III

/s/ Tracy Delatore		Name:	A. William Allen, III

Print Name:	Tracy Delatore	Title:	Chief Executive Officer